Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement, by and between El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”), and R. William Wilson (the “Executive”) is entered into on the 4th day of May, 2007 (the “Effective Date”).

INTRODUCTION

A.  The Board of Directors of the Company (the “Board”) appointed Executive, and Executive accepted such appointment, as the Company’s Chief Financial Officer effective as of May 7, 2007.

B.  The Company and Executive desire to establish the terms and conditions of Executive’s employment with the Company as set forth in this Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Employment. Subject to all of the terms and conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to serve the Company to the best of his ability. Executive shall report to and take direction from the Board.

2. Term. The term of Executive’s employment hereunder, unless sooner terminated in accordance with the provisions of Section 7, shall be for a period of two (2) years (the “Term”) commencing May 7, 2007; provided, however, that the Term shall be extended automatically for additional periods of one (1) year unless one party shall provide notice to the other in writing at least thirty (30) days before the initial expiration of the Term or an anniversary date thereof that this Agreement shall no longer be so extended, and all such extension periods shall be included in the Term.

3. Duties. The Executive shall serve as the Company’s Chief Financial Officer and shall perform, subject to the direction of the Board, duties as may be from time to time directed by the Board. The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Compensation.

(a) Base Salary. In consideration for Executive’s services under this Agreement, the Company hereby agrees to pay Executive the following base salary during the Term (the “Base Salary”):

(i) From May 7, 2007 through the remainder of the Term, $10,000 plus 7,000 shares of Common Stock per month of continued service, issuable on the first day of the month immediately following such month of service (the “Monthly Base Salary”); provided that, the Aggregate Value (as defined below) of the Monthly Base Salary for any month of service during the Term cannot exceed $38,000. “Aggregate Value” for purposes of this Section 4(a)(ii) shall mean $10,000 plus the average of the closing prices of the Common Stock (as identified by the OTC Bulletin Board or applicable exchange on which the Common Stock is quoted, or in the absence of such quotation or listing, as determined by the Board in its reasonable discretion) for the trading days during such month of service.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

(b) Transaction Bonus. In the event the Company enters into a transaction whereby it sells the property referred to as the El Capitan property (the “El Capitan Property”) during the Term (including pursuant to a merger, consolidation, sale of all or substantially all of the assets of the Company or other similar transaction constituting a Change of Control (as defined in Section 6(c) hereto)), Executive shall be entitled to a bonus (the “Transaction Bonus”) equal to 0.3% of the Total Transaction Value; provided that, the Company’s consummation of a merger or other consolidation with Gold and Minerals Co., Inc. shall not constitute a transaction whereby the Transaction Bonus shall apply. For purposes of this Agreement, “Total Transaction Value” shall mean (i) in the event of the sale of the El Capitan Property as an individual asset (or together with other assets not constituting all or substantially all of the assets of the Company), the aggregate value of consideration received by the Company in consideration of the El Capitan Property, or (ii) in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company, the aggregate value of consideration received by the Company and its shareholders in the transaction, in either case including cash, stock, financial instruments or other consideration received by the Company and its shareholders in the transaction. Notwithstanding the foregoing, in the event the consideration to the Company and/or its shareholders is paid over time, Executive shall be entitled to the payment of the Transaction Bonus as such consideration is received by the Company and/or its shareholders.

(c) Benefits. During the Term, Executive shall be entitled to the employee benefits as provided by the Company to its management team. The Company reserves the right, in its sole discretion, to alter the terms of such benefits at any time and from time to time.

(d) Reimbursement. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive (“Expenses”) on the Company’s behalf during the Term, including, without limitation, Expenses relating to computer, office and cellular phone and office equipment. Notwithstanding the foregoing, Executive must properly account to the Company all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with any standard policies of the Company relating to reimbursement of business expenses as such policies exist or may be implemented in the future.

(e) Stock Options. On May 7, 2007, the date Executive commences employment with the Company, the Company shall grant Executive a stock option to purchase 1,000,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on May 7, 2007, the per share fair market value of the Common Stock on the date of grant (the “Option”). The Option shall vest in five equal amounts of 200,000 shares each upon the initial occurrence of each of the following events:

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

                    (i)  the earlier to occur of (A) a merger of the Company with Gold and Minerals, Co., Inc. or (B) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $0.75 per share;

                    (ii)  the earlier to occur of (A) the recommencement of drilling on the El Capitan Property or (B) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.00 per share;

                    (iii)  the earlier to occur of (A) a qualified joint venture or the receipt of financing from a mining operating company or (B) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.25 per share;

                    (iv)  the earlier to occur of (A) the listing of the Company’s common stock on a major stock exchange or (B) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.50 per share;

                    (v)  the earlier to occur of (A) the announcement of a resource calculation relating to fire assays completed on the El Capitan Property or (B) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.75 per share.

In the event the Company terminates Executive’s employment, or Executive resigns employment from the Company, within three (3) months of a Change of Control, the unvested portion of the Option shall vest immediately prior to such Change of Control as set forth in Section 6(c). Upon termination of Executive’s employment with the Company for any reason other than pursuant to a Change of Control under Section 6(c), Executive’s rights to any portion of the Option that has not yet vested as of the date of such termination shall not vest, and all of Executive’s rights to such unvested portion of the Option shall terminate. The Option shall have a term of 10 years from date of grant. In the event of termination of Executive’s employment, for any reason or no reason, the vested Options shall remain exercisable for two (2) years following the date of termination. In connection with such grant, the Executive shall enter into a stock option agreement which will memorialize the foregoing vesting schedule and other terms described in this Section 4(e) and provide additional standard option provisions.

5. Confidentiality. Except as specifically permitted by an authorized officer of the Company or by written Company policies, Executive will not, either during or after his employment by the Company, use Confidential Information (as defined below) for any purpose other than the business of the Company or disclose it to any person who is not also an executive of the Company unless authorized by the Board. When Executive’s employment with the Company ends, Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatuses and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Executive’s possession, regardless of who prepared them and will promptly deliver any other property of the Company in Executive’s possession, whether or not Confidential Information. As used in this Section 5, “Confidential Information” means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, including information known by Executive prior to the Effective Date. Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it). The provisions of this Section 5 shall survive any termination of this Agreement.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

6. Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) “Cause” Termination. The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

                    (i)  The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

                    (ii)  Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board), the business or reputation of the Company or any of its affiliates, including, but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

                    (iii)  Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board;

                    (iv)  The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

                    (v)  The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

                    (vi)  Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

                    (vii)  Breach by the Executive of any of the provisions of Section 5 of this Agreement; and

                    (viii)  Breach by the Executive of any provision of this Agreement other than those contained in Section 5 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) Disability Termination. The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 6(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

(c) Change of Control.The Executive’s employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company); provided that a merger or consolidation of the Company with Gold and Minerals Co., Inc shall not constitute a “Change of Control.”

7. Compensation upon Termination.

(a) If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive on the date of termination his Base Salary, any earned Transaction Bonus, and any expense reimbursement amounts incurred prior to and until the date of termination.

(b) If the Executive’s employment is terminated as a result of his death or Disability, or if Executive resigns his employment for any reason (other than pursuant to a Change of Control under Section 7(c) hereof), the Company shall, within a reasonable time after his death or Disability, pay to the Executive or to the Executive’s estate, as applicable, his Base Salary, any earned Transaction Bonus and any expense reimbursement amounts incurred prior to and until the date of his Death or Disability.

(c) If, within three (3) months of a Change of Control, Executive’s employment is terminated by the Company (or its successor) for any reason, or Executive resigns employment from the Company, the Company (or its successor, as applicable) shall, on the date of termination, (i) pay to the Executive his Base Salary, any earned Transaction Bonus and any expense reimbursement amounts prior to and until the date of termination and (ii) issue Executive $240,000 plus 168,000 shares of Common Stock.

(d) If the Executive’s employment is terminated by the Company for a reason other than as provided in Sections 6(a), 6(b), 6(c) or Executive’s death, the Company shall, within a reasonable time of such termination, (i) pay to the Executive his Base Salary, any earned Transaction Bonus and any expense reimbursement amounts incurred prior to and until the date of termination or his Death or Disability, as applicable, and (ii) issue Executive $240,000 plus 168,000 shares of Common Stock.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

(e) This Section 7 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 7. Further, notwithstanding anything to the contrary contained in this Section 7, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 7 following termination of Executive’s employment unless Executive executes a separate agreement releasing the Company from any and all liability in connection with the termination of Executive’s employment.

(f) If Executive is a director of the Company at the time his employment is terminated for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Gross-up Payment.

(a) If Executive becomes entitled to the Common Stock payment under Sections 7(c) or 7(d) hereof (the “Payment”), which is or becomes subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Payment and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section, but before reduction for any federal, state, or local income or employment tax on the Payment, shall be equal to the sum of (A) the Payment, and (B) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether the Payment will be subject to the Excise Tax and the amount of such Excise Tax:

                    (i)  The Payment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Executive, the Payment (in whole or in part) does not constitute a parachute payment, or such excess parachute payment (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                    (ii)  The amount of the Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the Payment or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

                    (iii)   The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Payment (or any portion thereof) is subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

(b) Modified Cut-Back. Notwithstanding the foregoing, if it shall be determined that the amount of any payment due Executive pursuant to this Section would result in less than $20,000 in net after-tax value to Executive, then no Gross-Up payment shall be made to Executive and the total payments due Executive pursuant to this Section shall be reduced to an amount that would not result in the imposition of any Excise Tax.

9. Tax Election. Executive shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, if Executive wishes to make such an election. Grantee shall notify the Company in writing if Grantee files such an election within 30 days of the date of this Agreement. The Company intends, in the event it does not receive from Executive evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to Executive in the absence of such an election. EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON EXECUTIVE’S BEHALF.

10. Dispute Resolution. Any dispute arising out of or related to Executive’s employment with the Company or this Agreement or any breach or alleged breach hereof shall be exclusively decided by binding arbitration before a single arbitrator in a mutually convenient location and governed by the rules of the American Arbitration Association. The arbitrator shall have the power and authority to issue temporary and permanent awards of injunctive and equitable relief. Attorneys’ fees in each case shall be paid to the prevailing party by the non-prevailing party. Executive irrevocably waives Executive’s right, if any, to have any disputes between Executive and the Company arising out of or related to Executive’s employment with the Company or this Agreement decided in any jurisdiction or venue other than by binding arbitration pursuant to the terms hereof. The promises by the Company and Executive to arbitrate, which the parties agree can be a less expensive and quicker way to resolve disputes than litigating them in court or before other agencies or tribunals, constitutes adequate, reasonable and sufficient mutual consideration for the enforcement of this Agreement.

11. General Provisions.

(a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

(b) Amendment. This Agreement may be modified or amended only by a written agreement signed by both the Company and Executive.

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

(c) Governing Law. The laws of the state of Nevada will govern the validity, construction, and performance of this Agreement, without regard to any choice of law or conflict of law rules and regardless of the location of any arbitration under this Agreement.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) No Waiver. No failure or delay by either the Company or Executive in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Captions. The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.

(g) References. Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.

(h) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement. In the case of any conflict between the terms of this Agreement and any other agreement, writing or understanding, this Agreement will control.

(i) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed to the addresses stated below. These addresses may be changed at any time by like notice:

If to the Company:	El Capitan Precious Metals, Inc. 14301 North 87th Street, Suite 216 Scottsdale, Arizona 85260
If to Executive:	R. William Wilson ______________ ______________

(j) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party. In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

Signature Page Follows

Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Agreement effective as of the Effective Date.

El Capitan Precious Metals, Inc. a Nevada corporation

By:	/s/ Kenneth P. Pavlich
Kenneth P. Pavlich Its: President and Chief Executive Officer

By:	/s/ R. William Wilson
R. William Wilson

Signature Page of Employment Agreement between El Capitan Precious Metals, Inc. and R. William Wilson